UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 17, 2007

Halcyon Jets Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-137920	20-3547389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

336 West 37th Street, Suite 800 New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 616-5387

Greenleaf Forest Products, Inc.
1611 Gate Creek Drive, Pearland, TX 77581

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

HALCYON JETS HOLDINGS, INC.

Item 2.01            Completion of Acquisition or Disposition of Assets

On August 14, 2007, Greenleaf Forest Products, Inc., a Nevada corporation (“PUBCO-NV”), was merged with and into Greenleaf Forest Products, Inc., a Delaware corporation (“Holdings”), for the sole purpose of changing its state of incorporation to Delaware from Nevada pursuant to a Certificate of Ownership and Merger dated August 14, 2007 and approved by stockholders on August 2, 2007. Under the terms of the Certificate of Ownership and Merger, each share of PUBCO-NV was exchanged for 4.8295454 shares of Holdings.

Merger

The Merger. On August 17, 2007, Holdings entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Holdings, Halcyon Jets, Inc., a privately held Nevada corporation (“Halcyon”) and Halcyon Jets Acquisition Corp., a newly formed, wholly-owned Delaware subsidiary of Holdings (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Halcyon, and Halcyon, as the surviving corporation, became a wholly-owned subsidiary of Holdings. Pursuant to the Merger Agreement, following the Merger, Holdings’ name was changed to Halcyon Jets Holdings, Inc.

Pursuant to the terms and conditions of the Merger Agreement:

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At the closing of the Merger, each share of Halcyon’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of Holdings’ common stock. An aggregate of 12,045,000 shares of Holdings’ common stock were issued to the holders of Halcyon’s common stock.

•
Immediately following the closing of the Merger, under the terms of an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, Holdings transferred all of its pre-Merger assets and liabilities to its wholly-owned subsidiary, Greenleaf Forest Products Holdings, Inc., a Delaware corporation (“SplitCo”). Thereafter pursuant to a stock purchase agreement, Holdings transferred all of its outstanding capital stock of SplitCo to a major stockholder of Holdings in exchange for cancellation of 39,795,454 shares of Holdings’ common stock held by such stockholder (the “Split-Off”), which left 8,500,000 shares of Holdings’ common stock held by existing stockholders of Holdings. These shares constituted the part of Holdings’ “public float” prior to the Merger that will continue to represent the shares of Holdings’ common stock eligible for resale without further registration by the holders thereof, until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), permits additional sales of issued shares, or a further registration statement has been declared effective.

•
In connection with the closing of the Merger, Holdings issued 49.9 units (“Units”) in a private placement (the “Private Placement”), consisting of an aggregate of 4,990,000 shares of Holdings’ common stock and three-year redeemable warrants to purchase an aggregate of 2,495,000 shares of Holdings’ common stock at an exercise price of $1.00 per share (the “Warrant”), at a purchase price of $100,000 per Unit. As part of the Private Placement, holders of $1,500,000 of outstanding indebtedness of Halcyon converted their promissory notes at $1.00 per share into 15 Units in the Private Placement.

•
Upon the closing of the Merger, Michelle Maresova resigned as the sole officer and director of Holdings, and simultaneously therewith a new board of directors and new officers were appointed for Holdings. The new board of directors consists of the seven current members of the board of directors of Halcyon, Jonathan Gilbert, Mitchell Blatt, Justin Fries, Shelton Lee, Shlomo Piontkowski, Craig Spitzer and Jeffrey Getzel. The new officers consist of the previous officers of Halcyon.

•	Each of Holdings, Halcyon and Acquisition Sub provided customary representations and warranties, pre-closing covenants and closing conditions in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Following (i) the closing of the Merger, (ii) the closing of the Private Placement for $4,990,000, and (iii) Holdings’ cancellation of 39,795,454 shares in the Split-Off, there were 25,535,000 shares of Holdings’ common stock issued and outstanding. Approximately 47.2% of such issued and outstanding shares were held by the former stockholders of Halcyon, approximately 19.5% were held by the investors in the Private Placement and approximately 33.3% were held by the pre-Merger stockholders of Holdings.

Neither Holdings nor Halcyon had any options or warrants to purchase shares of capital stock outstanding immediately prior to the closing of the Merger. Holdings has adopted an equity incentive plan and reserved 5,000,000 shares for issuance as incentive awards to officer, directors, employees and other qualified persons in the future. At the closing of the Merger, Holdings granted options to purchase an aggregate of 5,000,000 shares of Holdings common stock under such plan.

The shares of Holdings’ common stock issued to former holders of Halcyon’s capital stock in connection with the Merger, and the shares of Holdings’ common stock and Warrants issued in the Private Placement, were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempt transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Changes Resulting from the Merger. Holdings intends to carry on Halcyon’s business as its sole line of business. Holdings has relocated its executive offices to 336 West 37th Street, Suite 800, New York, New York 10018 and its telephone number is (212) 616-JETS.

The Merger and its related transactions were approved by the holders of a requisite number of shares of Halcyon’s capital stock pursuant to written consents dated as of August 2, 2007. Under Nevada corporate law, Halcyon’s stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that Halcyon pay them the fair value of their shares. Determination of fair value is based on many relevant factors, except that a court may disregard any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger. At August 22, 2007, no holders of shares of Halcyon’s common stock had indicated their intention to seek appraisal of their shares.

Changes to the Board of Directors and Executive Officers. Upon closing of the Merger, the then-current sole officer and director of Holdings resigned and was replaced by new officers and directors. Immediately following the closing of the Merger, our board of directors was reconstituted to consist of Jonathan Gilbert, Mitchell Blatt, Justin Fries, Shelton Lee, Shlomo Piontkowski, Craig Spitzer and Jeffrey Getzel. Following the Merger, our officers consisted of the officers of Halcyon immediately prior to the Merger.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment. The Merger is being accounted for as a reverse acquisition and recapitalization. Halcyon is the acquirer for accounting purposes and Holdings is the issuer. Accordingly, Halcyon’s historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the Merger. The accumulated deficit of Halcyon is carried forward after the acquisition. Operations prior to the Merger are those of Halcyon. Earnings per share for the period prior to the Merger are restated to reflect the equivalent number of shares outstanding.

Tax Treatment. The Split-Off will result in taxable income to Holdings in an amount equal to the difference between the fair market value of the assets transferred and Holdings’ tax basis in the assets. Any gain recognized will be subject to federal income tax at regular corporate income tax rates.

Holdings will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Description of Our Company

PUBCO-NV was incorporated as a Nevada corporation on September 7, 2005, for the purpose of importing pine wood blocks from Brazil and Argentina that are used for civil architecture purposes, such as moldings, porch posts, door components, stair parts and packaging materials. On August 14, 2007, PUBCO-NV merged into Holdings for the sole purpose of reincorporating in the State of Delaware. Immediately following the Merger, the existing assets and liabilities of Holdings were disposed of pursuant to the Split-Off.

Halcyon was formed in Nevada on February 1, 2007 for the purpose of providing luxury private transport by connecting travelers with independently owned and operated executive aircraft.

After the Merger, Holdings succeeded to the business of Halcyon as its sole line of business.

Description of Business

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” for periods prior to the closing of the Merger refer to Halcyon, and for periods subsequent to the closing of the Merger refer to Holdings and its wholly-owned subsidiary.

Overview

Halcyon Jets, Inc. was formed on February 1, 2007 with a goal to become the preeminent broker for on-demand charter aircraft services. Halcyon provides its customers with convenient, comfortable, luxurious, and safe private jet travel by matching customers’ flight requirements with Part 135 general aviation aircraft operators.

Halcyon believes a significant market exists for private jet service for successful, affluent individuals and business travelers, based on a combination of economics, post-September 11 inconveniences of modern air travel and the lack of amenities associated with commercial airlines.

Halcyon does not own a single plane, but seeks to “own” the customer relationship. The customer relationship is believed to provide the single most important factor for differentiation of Halcyon from other similar charter and aircraft brokerage businesses. Halcyon seeks to build brand loyalty with customers and will leave the flying entirely to “Part 135” operators who specialize in air travel. These operators are compliant with the minimum requirements of Part 135 of the Federal Aviation Regulations for aircraft maintenance, aircrew training and aircraft operations.

Halcyon believes its customers appreciate the ability to choose their flight time, the size of the aircraft, and the benefits of no-hassle general aviation check-in, combined with 24-hour concierge service, gourmet meals, and all of the amenities offered from a sophisticated travel company. By offering these added services, Halcyon plans to build brand loyalty among its customers.

Halcyon intends to position itself in the market as a premium brand and avoid the tendency to commoditize customer service with travelers where “price” is not necessarily the leading deciding factor in travel decisions. Marketing and sales focus on travel amenities and superior customer service.

Halcyon believes it provides its customers with the following:

•	a highly efficient alternative for business travel
•	options and flexibility, by using multiple vendors
•	“seamless travel,” by bundling business productivity services with transportation services and other valuable amenities
•	convenience, by working with our customers to plan meetings, events and the underlying transportation
•	attractive, bulk, up front payment options - multi-year and annual options

Halcyon does not own or operate the aircraft, manage pilots, or own supporting operator infrastructure, like operations and maintenance facilities. Our customers also do not hold title to the aircraft.

The Halcyon model assumes that it will develop and build fundamental capabilities directed by a seasoned leadership team with operational and marketing know-how. Selection of our strategic partners is focused on structuring mutually beneficial programs and establishing collaborative alliance/supplier relationships.

The Market

As reported in Aviation International News, in a world characterized by continuing heightened concern over security, providers of charter air services are thriving. More business travelers shun the airlines and the impersonal passenger terminals they inhabit. Industry experts say increased demand for private air travel in the face of the relative insecurity and inconvenience of the airlines has created a self feeding growth mechanism.1

Management believes that the same factors that have fueled demand for fractional interests in aircraft and the growth of that business will continue to fuel demand for brokered air transportation services, such as have been launched by Halcyon. According to the most recent NBAA Fact Book, fractional shares have grown by 62% over the period from 2000 through 2003 from 3834 to 6217, respectively.2

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[1]	“The Charter Market” by Charles Alcock and Meredith Saini found in Aviation International News, November 2006. available at www.ainolnine.com
[2]	NBAA 2004 Fact Book

Many experts believe that only a small portion of the potential fractional business has been developed. Rolls Royce predicts that fractional aircraft will account for 23% of its aircraft demand in 2012.3

General aviation aircraft growth projections produced by the Federal Aviation Administration (the “FAA”) provide further substantiation of the expected growth in business aviation and fractional ownership. Preliminary data reports that over 2,600 general aviation aircraft were shipped in 2005. This is a 10% increase in shipments over the same period in 2004.4   The number of general aviation aircraft is forecast to grow from 214,591 in 2005 to 252,775 by 2017. By 2030, the number of general aviation aircraft is expected to grow to over 294,000.5

Highlights from the FAA forecast, which illustrate the impact of general aviation and the fractional ownership segment, are as follows:

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Safety and security concerns for senior executives and key corporate staff, combined with increased processing times at some U.S. airports, have made fractional, corporate, and on-demand charter flights practical alternatives to travel on commercial flights.

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The number of general aviation hours flown is projected to increase by 3.2 percent yearly over the 12-year forecast period. Much of the increase reflects increased flying by business and corporate aircraft as well as increased utilization rates for piston aircraft.

•
Large increases in jet hours result from the introduction of micro jets, as well as increases in the fractional ownership fleet and its activity levels. Fractional ownership aircraft fly about 1,200 hours annually compared to only roughly 350 hours for all business jets in all applications. High utilization rates are the primary driver behind the forecast increase in total hours flown.

•
The data also shows that general aviation flying by fractional aircraft has continued to outpace the industry, with flights up 2.7 percent for the January through September period. The industry is counting on growth in fractional ownership companies and corporate flying to expand the market for jet aircraft. [6]

Competitive Factors

The overall business aviation sector is crowded with a large and varied number of participants, including aircraft owner/operators, membership programs, charter providers and fractional programs. Many of our competitors are significantly better capitalized than we are and have been in business a greater period of time. We believe we compete on the basis of quality and consistency of service, and not on price.

We also compete with owner/operators, membership programs, charter providers and fractional programs for available aircraft. Our ability to secure available aircraft at favorable prices, or at all, is a significant competitive factor. We compete with many more well capitalized businesses for available aircraft many of which maintain long term relationships and have sources of available aircraft that may prevent us from securing aircraft when needed for our customers.
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[3]	NBAA 2004 Fact Book
[4]	FAA Aerospace Forecasts Fiscal Years 2006 - 2017
[5]	FAA Long-Range Aerospace Forecasts Fiscal Years 2020, 2025 and 2030 - August 2006
[6]	FAA Aerospace Forecast Fiscal Years 2006-2017

We offer “Jet Card” programs. Marquis Jet and Blue Star, two of our well recognized competitors, as well as others in the industry, offer similar programs. Marquis Jet buys shares in fleet operator aircraft or through charter operators, and markets the hours in packaged cards. We package our Jet Cards by dollars and not hours. To differentiate ourselves further, we intend to bundle the aircraft travel with varying levels of additional business and other services, such as hospitality (on the ground and in the air), ground transportation, catering and concierge services.

Owner/Operator Standards

Owners and operators of aircraft that are considered suitable Halcyon travel providers are critical to providing our services. We have established several high-priorities for our portfolio of operators:

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Each operator must have robust operational capabilities. They must demonstrate that they have aircraft capacity, deliver high quality, own top of the line aircraft and have highly skilled pilots and best in class operational capabilities.

•	Operators will have ability to offer almost any type of aircraft demanded by customers.

•	Partners who operate under Part 135 FAA Air Certificate and offer highest levels of pilot training and credentials.

•	Ability to reach thousands of airports - beyond large commercial airports.

Property

We lease approximately 4,000 square feet of office space at 336 West 37th Street in New York City. The lease term expires on May 31, 2010. The monthly lease payments for the three years are approximately $11,745, $12,100 and $12,460, respectively. In addition, we lease approximately 2,340 square feet of office space at Peninsula Plaza, 2424 N. Federal Highway, Boca Raton, Florida, with initial monthly lease payments of approximately $6,531. The lease term expires on June 30, 2010. We also lease approximately 1,760 square feet of office space at 11620 Wilshire Boulevard Building, Los Angeles, California, with initial monthly lease payments of approximately $5,100 with 4% annual increases. The lease term expires June 14, 2010. We believe our current facilities are adequate for our immediate and near-term needs. Additional space may be required as we expand our activities, but we do not foresee any significant difficulties in obtaining any required additional facilities.

Employees

We currently have 25 employees, consisting of 4 in management, 12 in sales and 9 in administration. We currently believe that our employee relations are good.

Legal Proceedings

On or about April 20, 2007, a lawsuit was commenced in the Supreme Court of the State of New York, County of New York, by Blue Star Jets, LLC, against Halcyon, and Halcyon employees, Christian Matteis, Desiree Bonaparte, and Leonard Tambasco, all of whom were former employees of Blue Star Jets. In the complaint filed by Blue Star Jets, the following claims were asserted: (i) breach of fiduciary duty against Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (ii) misappropriation of trade secrets against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (iii) conversion against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (iv) unfair competition against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (v) violation of the Computer Fraud and Abuse Act against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (vi) tortious interference with prospective business relations against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; (vii) civil conspiracy against Halcyon and Mr. Matteis, Mr. Tambasco and Ms. Bonaparte; and (viii) breach of contract against Mr. Matteis and Mr. Tambasco.

Blue Star Jets initially sought a temporary restraining order and preliminary injunction to, among other things, enjoin and restrain Halcyon from: (i) utilizing certain information and materials which Blue Star Jets claimed was proprietary and confidential; and (ii) from soliciting or contacting Blue Star Jets' clients or employees. The Court initially entered a temporary restraining order but, by order dated May 14, 2007, the Court vacated the temporary restraining order due to Blue Star Jets' failure to post a bond required by the Court for such a restraint to remain in place. Blue Star Jets also withdrew its application for a preliminary injunction.

Thereafter, Halcyon, and the individual defendants, filed a motion to dismiss the case based on a procedural defect in Blue Star Jets' filing. In response, Blue Star Jets essentially conceded the defect with the complaint and chose to commence a new action with substantially similar allegations and claims against Halcyon and the individual defendants. (A decision on the motion to dismiss is technically still pending.) In the new action, Blue Star Jets is seeking monetary damages in connection with its claims of approximately $7 million, plus an award for punitive damages, as well as injunctive relief seeking to enjoin Halcyon from soliciting Blue Star Jets' clients and employees. Halcyon and Ms. Bonaparte were served with this complaint on July 26, 2007. Their response to the complaint is presently due by August 15, 2007. Halcyon is unaware of proper service of the complaint on Mr. Tambasco or Mr. Matteis.

Halcyon intends to vigorously defend itself and its employees against all the claims asserted by Blue Star Jets, however, it is unable to currently predict the outcome of such litigation.

Pursuant to the terms of Mr. Matteis' employment agreement with Halcyon (more fully described below), Halcyon has agreed to indemnify Mr. Matteis from, among other things, all liabilities that may arise by virtue of any alleged violation of any agreement he had with Blue Star Jets by virtue of his employment with Halcyon.

On July 13, 2007, Halcyon commenced an action against Blue Star Jets in the Supreme Court of the State of New York, County of New York, asserting claims, among others, for (i) unfair competition and deceptive business practices; (ii) violations of the Lanham Act; (iii) tortious interference; and (iv) conversion, as a result of, among other things, Blue Star Jets establishment of false and misleading web links. In this action, Halcyon is also seeking injunctive relief to enjoin Blue Star Jets from utilizing misleading web links. On July 31, 2007, Halcyon and Blue Star Jets entered into a stipulation whereunder each party agreed, inter alia, not to use the other party's name "as metatag, header or search term information on any web page or in connection with any advertisement or sponsored link purchased from Google or any other search engine," and not to use "in connection with internet marketing/advertising any web link which displays the [the other party's name] or which is intended to deceive or misdirect [the other party's] customers, or which creates a likelihood of confusion as to the source of the services provided by either Halcyon or Blue Star." Blue Star Jets' response to the complaint in this action was due on August 6, 2007 but has yet to be received. There is a court conference scheduled for September 12, 2007 in this matter.

Except as set forth above, to our knowledge, there are no pending or threatened legal proceedings against Halcyon.

Forward-Looking Statements

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operation

This discussion should be read in conjunction with the other sections of this Report, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto as Item 9.01 and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report. See “Forward-Looking Statements.” Our actual results may differ materially.

Overview

Halcyon was formed February 1, 2007 to capitalize on the growing demand for private executive travel and began operations in late March 2007. Halcyon provides luxury private transport by connecting travelers with independently owned and operated executive aircraft that are compliant with the minimum requirements of Part 135 of the Federal Aviation Regulations for aircraft maintenance, aircrew training and aircraft operations.

Halcyon’s target clients desire high-end, executive, or business travel at a level of service not offered by traditional commercial aircraft operators. Halcyon’s clients seek the experience of private jet transport, without the responsibilities of private or fractional ownership. Halcyon’s jet brokerage clients have access to an extensive network of private jet charter services for every size of aircraft.

The primary components of our consolidated statement of operations include the following:

Revenues: Passenger revenues is the charges to customers for the charter of aircraft on their behalf. Other revenues includes the amounts charged to customers for catering and ground transportation and other related services.

Operating Costs and Expenses: Our operating costs and expenses include charter costs, salaries, wages and benefits, other operating costs and depreciation and amortization. Charter costs include all third party costs of the aircraft including crew and fuel surcharges, etc. Salaries, wages and benefits include the cost of Halcyon staff and consultants, including taxes and benefits. Other operating costs includes Halcyon’s other general, administrative and selling costs. Depreciation and amortization expense relates to the amortization of Halcyon equipment and leasehold improvements.

Critical Accounting Policies

Our discussion and analysis or plan of operations is based upon Halcyon’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from these estimates under different assumptions or conditions.

We have identified the policies below as critical to our business operations and the understanding of our financial results. The impact and any associated risks related to these policies on our business operations is discussed throughout management's discussion and analysis or plan of operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies see Note 2 to Halcyon’s financial statements included elsewhere in this Report.

Passenger revenues is the gross amount charged to customers and is recognized when the charter services are provided. Other revenues such as catering or ground arrangements are also recognized when the services are provided based upon the gross amount billed to customers. Halcyon has evaluated the provisions of EITF 99-19 and has concluded that it should report revenues gross with a separate display of the cost of sales while acting as an agent or broker since Halcyon takes on the credit risk associated the receivable and is primarily obligated to the supplier.

Results of Operations

The following table sets forth our results of operations for the period from February 1, 2007 (inception) through April 30, 2007 expressed as a percentage of total revenues:

Revenues	100%
Operating costs and expenses:
Charter costs	89
Salaries, wages and benefits	47
Other operating costs	25
Depreciation and amortization	1
Total operating costs and expenses	162
Net Loss	(62)%

Halcyon’s operations began in the last week of March 2007 and, accordingly, Halcyon’s first quarter operations consisted principally of establishing its headquarters in New York and recruiting staff, developing its business plan and seeking capital. Revenues were the result of 17 trips. It is anticipated that Halcyon’s operating costs and expenses will increase to support a higher level of revenues. Increased costs will be attributable to increased head counts, principally sales personnel and support staff for our multi-office infrastructure and increased marketing expenditures to promote our services. In addition, as a public reporting entity, compliance with Securities and Exchange Commission regulations will increase general and administrative costs substantially.

Liquidity and Capital Resources

Halcyon began its operations in March 2007, and has not as yet attained a level of operations which allows it to meet its current overhead. We do not contemplate attaining profitable operations within our first operating cycle, nor is there any assurance that such an operating level can ever be achieved. We will be dependent upon obtaining additional financing in order to adequately fund working capital, infrastructure, ongoing litigation expenses and significant marketing/investor related expenditures to gain market recognition, so that we can achieve a level of revenue adequate to support our cost structure, none of which can be assured. While Halcyon has funded its initial operations with private placements of equity and bridge loans, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us. These factors raise substantial doubt about our ability to continue as a going concern and the accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

As of April 30, 2007, Halcyon’s cash balance was $74,383. Halcyon began its operations in the quarter ended April 30, 2007 with its initial funding of $484,698, net of expenses, from investors in a private offering. In May 2007, Halcyon borrowed $1.5 million, without interest, through the issuance of promissory notes (the “Bridge Loans”). At the time of the Bridge Loans, the lenders agreed that the outstanding indebtedness under those notes would convert into our common stock on the same terms as provided in a subsequent private placement. On August 2, 2007 through August 14, 2007, Halcyon borrowed an aggregate of an additional $490,000, at 6% interest, to paid out of the proceeds of the next financing. On August 17, 2007, we closed on the Private Placement of 48.902 units, in which we received net proceeds of $3,038,200, after placement agent and other fees, and from which we repaid the $490,000 of loans. On August 22, 2007, we closed on an additional 0.998 of a unit and received net proceeds of $94,800, after placement agent and other fees. As part of the Private Placement, the Bridge Loans converted into an aggregate of 1,500,000 shares of our common stock and warrants to purchase an additional 750,000 shares of common stock in the Private Placement.

Cash Flow Used In Operating Activities: Halcyon’s first quarter of operations resulted in negative cash flows of $220,239, which was the result of a net loss of $212,433, after reduction for non-cash charges and the build up of net working capital items by $7,806, excluding cash.

Cash Flow Used In Investing Activities: In the period from February 1, 2007 (inception) to April 30, 2007, Halcyon used cash to acquire property and equipment of $190,076.

Cash Flow From Financing Activities: Halcyon’s initial funding from investors net of expenses provided $484,698 during the quarter ended April 30, 2007.

Commitments and Contingencies

Halcyon entered into employment agreements with Jonathan Gilbert to serve as Chief Executive Office and Christian Matteis to serve as President and Chief Operating Officer. These agreements were assumed by us upon consummation of the Merger. The initial terms of the agreements are three years, with automatic one-year renewals following this three-year period. Pursuant to the agreements, Mr. Gilbert is to receive an annual base salary of $235,000, $246,750 and $259,000, respectively, for the first three years and Mr. Matteis is to receive an annual base salary of $500,000, $525,000 and $550,000, respectively, for the first three years, and then an agreed upon salary (of not less than the amount of their third year’s salary) for all future years of employment. If either of their employment is terminated without cause or if either resigns for good reason, we will be obligated to pay the terminated party, as severance, their then current annual base salary and annual bonuses (as such is defined within the agreement) for one year (or for the remainder of the term, if longer than one year).

Halcyon leases headquarters and sales facilities in New York and additional sales offices in Boca Rotan, Florida and Beverly Hills, California. Minimum annual lease payments are approximately $135,000 for 2007, $246,000 for 2008, $254,000 for 2009 and $114,000 for 2010 (aggregating $749,000).

Shortly after formation and our engagement of Mr. Matteis, a former employee of Blue Star, our competitor, a lawsuit was commenced against us by Blue Star. See “Legal Proceedings” for a description of the current status of this litigation. Mr. Matteis’ employment agreement provides for advancement and indemnification of costs and expenses in connection with litigation related to his former employment. It is anticipated that the cost of defense of this litigation, as well as our claims against Blue Star, may require significant utilization of our cash during future periods and in the event there is an adverse outcome against either us or as a result of the aforementioned indemnity.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for our year end 2008, although early adoption is permitted. We are assessing the potential effect of SFAS 157 on our financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. FIN 48 is effective for our year end 2007, although early adoption is permitted. We are assessing the potential effect of FIN 48 on our financial statements.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Since we lack a meaningful operating history, it is difficult for potential investors to evaluate our business.

Halcyon Jets, Inc. was formed in February 2007. Our limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. As a startup, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in our Company in light of the uncertainties encountered by start-up companies in an intensely competitive industry. Our business is dependent upon the implementation of our business plan, as well as our ability to enter into agreements with third parties for, among other things, the provision of a sufficient number of aircraft, on commercially favorable terms. There can be no assurance that our efforts will be successful or that we will be able to attain profitability.

Even with the proceeds from the Private Placement, our independent registered public accounting firm still expressed doubt about our ability to continue as a going concern.

Even with the proceeds from the Private Placement, our independent registered public accounting firm still expressed doubt about our ability to continue as a going concern. This indicates that our auditors believe that substantial doubt exists regarding our ability to continue to remain in business. There can be no assurance that we will be able to achieve or sustain profitability or positive cash flow in the near future, or at all. If customers are slower to embrace our products and services than we expect, or we are unable to raise additional funds on favorable terms, we may not be able to continue operating our business.

We will need additional financing to execute our business plan and fund operations, which additional financing may not be available.

We have very limited funds. Even with the proceeds of the Private Placement, we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the aviation industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

Our profitability depends on our ability to obtain suitable charter aircraft.

Our growth strategy depends on our having an adequate supply of available charter flights for our customers, by partnering with operators of suitable charter aircraft. Any condition that would deny, limit or delay our ability to provide on-demand charter flights through our brokerage services, including a limited supply of available charter aircraft flights, will constrain our ability to grow. If we cannot partner with operators of private charter aircraft, we will not be able to achieve economies of scale and may never become profitable.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of our senior management, especially Christian Matteis, our President and Chief Operating Officer. We do not have a life insurance policy with respect to Mr. Matteis. The loss of Mr. Matteis, or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and motivate our executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Matteis was to leave or cease to be available or our ability to utilize his skills, contacts and other resources impeded, for example, as a result of an injunction or adverse litigation outcome, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In anticipation of the Merger, Halcyon entered into an employment agreement with Christian Matteis. However, there can be no assurance that the terms of this employment agreement will be sufficient to retain Mr. Matteis.

A lawsuit has been commenced by Blue Star Jets, LLC against Halcyon and certain of our employees, including Christian Matteis, alleging, among other claims, unfair competition and misappropriation of trade secrets, the outcome of which suit is uncertain at this time. A negative outcome in this lawsuit could have a material adverse effect on our business.

See “Legal Proceedings” for a complete description of this lawsuit and the status of this litigation.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely affect our financial condition.

Effective internal control is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any potential internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

The charter aircraft brokerage industry is extremely competitive.

We compete with first class and business class services of national and regional airlines, fractional aircraft ownership operators, and other charter aircraft brokers and, particularly on shorter routes, ground transportation. Our competitors have been in business far longer than we have and they may have significantly greater financial stability, access to capital markets and name recognition. Unanticipated shortfalls in expected revenues due to price competition or inadequate supply of private charter flights would negatively impact our financial results and harm our business. There is no assurance that we will be able to successfully compete in this industry.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the startup nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or would have a material adverse effect on our business and results of operations.

We may be negatively affected by changing economic conditions.

The purchase of private charter jet flight time is likely considered a luxury item to consumers, especially compared to the costs associated with commercial air travel. As a result, a general downturn in economic, business and financial conditions, including recession, inflation and higher interest rates, could have an adverse effect on consumers’ spending habits and could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than via a privately chartered jet.

Risks Relating to Our Industry

The commercial aircraft industry is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages.

While we do not own, operate or maintain any aircraft, commercial aircraft operators are subject to extensive regulatory requirements. Many of these requirements result in significant costs that may adversely affect our business and financial results. For example, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. If we are unable to pass those costs on to the customers, it would negatively impact our profit margin.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of commercial aircraft operations, reduced the demand for air travel or restricted the way operators can conduct their business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar laws or regulations or other governmental actions in the future may similarly adversely affect our business and financial results.

Our results of operations may also be affected by changes in law and future actions taken by governmental agencies having jurisdiction over aircraft operators, including:

•	changes in the law which affect the services that can be offered by aircraft operators in particular markets and at particular airports;
•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail an aircraft operator’s ability to respond to a competitor);
•	the adoption of regulations that impact customer service standards (for example, new passenger security standards); or
•	the adoption of more restrictive locally-imposed noise restrictions.

Although we do not own or operate any of the aircraft we broker, we may still be sued by customers in the event of an accident, which could place a substantial financial burden upon us.

Our business exposes us to potential liability risks that are inherent in the flying of aircraft. Although we do not own or operate any of the aircraft that we provide to our customers, we can provide no assure that potential claims will not be asserted against us in the event of an accident involving such aircraft. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Generally, we are covered by the insurance policies of the aircraft’s operator but there can be no assurance that such operator is sufficiently insured to satisfy all claims. We currently are considering purchasing additional supplemental insurance. There can be no assurance that we will be able to maintain adequate insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Claims or losses in excess of our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Current laws and regulations allow sales of private charter aircraft services to foreign customers and private charter flights to numerous foreign locations. If these laws and regulations are changed to restrict sales to foreign customers or flights to foreign locations, we may lose potential customers, which would limit our growth potential.

Our revenue and profitability will be based in part on sales of private charter flight time to foreign customers and flights to foreign locations, which is allowed under current federal laws and regulations. Modification of such statutes and regulations could pose a significant risk to our business operations by reducing the pool of potential customers by regulating, restricting or prohibiting sales of private chartered flight time to foreign persons or by restricting or prohibiting flights to certain foreign locations.

Risks Relating to Our Organization

As of the Merger, Halcyon became subject to the reporting requirements of the federal securities laws, which can be expensive.

As a result of the Merger, Halcyon became a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if Halcyon remained privately-held and did not consummate the Merger.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by such Act, if applicable.

As of the Merger, public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these new rules and regulations to increase our compliance costs in 2007 and beyond and to make certain activities more time consuming and costly than if we were not a public company. As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Because Halcyon became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with Halcyon becoming public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Merger company.

Our largest stockholders can exert significant control over our business and affairs and have actual or potential interests that may depart from those of our other stockholders.

Our largest stockholders own a substantial number of shares of our common stock. Additionally, these figures do not reflect the increased percentages that they may have in the event that they exercise any of the warrants they may hold or in the future be granted, or exercise any conversion privilege under any convertible debt securities held or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of other stockholders. As a result, in addition to their positions with us, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	elect or defeat the election of our directors;
•	amend or prevent amendment of our Certificate of Incorporation or By-laws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	control the outcome of any other matter submitted to the shareholders for vote.

In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Relating to our Common Stock

Since we are not obligated to register the shares of common stock included within the units sold in the Private Placement for resale, stockholders may need to rely on an exemption from the registration requirements in order to sell such shares of common stock.

We are not obligated to file a “resale” registration statement with the SEC that covers the common stock included within the units sold in the Private Placement (including the shares of common stock underlying the Warrants sold therein). If we do not register all of the common stock, such unregistered shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144, that permits the resale of securities following twelve months after the issuance of such securities, subject to certain volume limitations.

Persons associated with securities offerings, including consultants, may be deemed to be broker dealers, which may expose us to claims for rescission or damages.

If our securities are offered without engaging a registered broker-dealer we may face claims for rescission and other remedies. We may become engaged in costly litigation to defend these claims, which would lead to increased expenditures for legal fees and divert managements’ attention from operating the business. If we could not successfully defend these claims, we may be required to return proceeds of the Private Placement to investors, which would harm our financial condition.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in the aviation industry;

•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	limited “public float”, in the hands of a small number of persons whose sales or lack of sales, could result in positive or negative pricing pressure on the market price for our common stock;
•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our common stock. We cannot predict how liquid the market for our common stock might become. We anticipate our common stock will be quoted on the automated quotation service of the NASD, known as the OTC Bulletin Board. Although we are not presently eligible, we intend to apply for listing of our common stock on either the American Stock Exchange, The Nasdaq Capital Market or other national securities exchange if and when we meet the requirements for listing. We cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should the Company fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remain listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our common stock is deemed a “penny stock”, which may make it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. In as much as our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, or upon the expiration of any statutory holding period, under Rule 144, or expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock issued to our officers, directors, and greater than 10% stockholders in the Merger are subject to a lockup agreement prohibiting sales of such shares for a period of 18 months following the Private Placement. Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders. In addition, the shares of common stock sold in the Private Placement (including the shares underlying the Warrants sold therein) will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares; and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act. Recently proposed revisions to Rule 144 may shorten the current holding period under Rule 144 in which case the overhang period may arise earlier than would otherwise be the case.

We may apply the proceeds of the Private Placement to uses that ultimately do not improve our operating results or increase the value of our common stock.

We intend to use the net proceeds from the Private Placement, including proceeds received upon the exercise of any Warrants sold therein, for professional fees, including costs and expenses incurred in connection with the Private Placement, payment of outstanding indebtedness, rent, expansion of our sales force and booking representatives, marketing and promotional efforts, as well as for general working capital purposes. However, we do not have more specific plans for the net proceeds from the Private Placement and our management has broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not improve our operating results or otherwise increase the value of our common stock.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of August 22, 2007 regarding the beneficial ownership of our common stock, taking into account the consummation of the Merger, the closing of the Private Placement and the consummation of the Split-Off, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) each executive officer; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each of the stockholders named in the table has sole voting and investment power with respect to such shares of common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: c/o 336 West 37th Street, Suite 800, New York, New York 10018.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)
5% Owners:
Philabele Consulting Corp. (3)	3,455,000 (4)	13.1%
Airstream Holdings, LLC (5)	3,455,000 (4)	13.1%
Executive Officers and Directors:
Mitchell Blatt	1,575,000 (6)	6.0%
Shelton Lee	1,075,000 (6)	4.1%
Jonathan Gilbert	950,000 (7)	3.7%
Christian Matteis	950,000 (7)	3.7%
Andrew Drykerman	300,000 (8)	1.2%
Craig Spitzer	150,000 (8)	*
Jeffrey Getzel	150,000 (9)	*
Jan Chason	125,000 (10)	*
Justin Fries	85,000 (11)	*
Shlomo Piontkowski	75,000 (8)	*
All executive officers and directors as a group (10 persons)	5,435,000 (12)	19.9%

* Represents less than 1%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children, and relatives sharing the same home, as well as entities owned or controlled by the named beneficial owner.

(2)	Based on 25,535,000 shares of common stock outstanding.

(3)	Greg Cohen, as managing partner, has voting control over the shares beneficially owned by Philabele Consulting Corp.

(4)	Includes options to purchase 830,000 shares of our common stock, that are currently exercisable.

(5)	Bill Locantro, as president, has voting control over the shares beneficially owned by Airstream Holdings, LLC.

(6)	Includes options to purchase 575,000 shares of our common stock, that are currently exercisable.

(7)	Includes options to purchase 100,000 shares of our common stock, that are currently exercisable.

(8)	Includes options to purchase 50,000 shares of our common stock, that are currently exercisable.

(9)
Includes options to purchase 150,000 shares of our common stock, that are currently exercisable. Does not include options to purchase an additional 150,000 shares of our common stock that are not currently exercisable.

(10)	Includes options to purchase 25,000 shares of our common stock, that are currently exercisable.

(11)
Includes 10,000 shares of common stock owned by Garber Atlas Fries and Associates, Inc., an entity of which Mr. Fries is a principal. Includes options to purchase 50,000 shares of our common stock, that are currently exercisable.

(12)	Includes options to purchase an aggregate of 1,725,000 shares of our common stock, that are currently exercisable.

Executive Officers and Directors

The following persons became our executive officers and directors on August 22, 2007, upon effectiveness of the Merger, and hold the positions set forth opposite their respective names.

Name	Age	Position
Jonathan Gilbert	36	Chief Executive Officer, Secretary and Director
Christian Matteis	34	President and Chief Operating Officer
Jan E. Chason	61	Chief Financial Officer and Treasurer
Andrew Drykerman	30	Executive Vice President
Mitchell Blatt	55	Director
Justin Fries	40	Director
Jeffrey A. Getzel	53	Director
Shelton Lee	50	Director
Shlomo Piontkowski	59	Director
Craig Spitzer	43	Director

Our directors hold office for one-year terms and until their successors have been elected and qualified. Our officers are elected annually by the board of directors and serve at the discretion of the board.

Biographies

Jonathan Gilbert has served as our Chief Executive Officer, Secretary and a member of our board of directors since the Merger. Mr. Gilbert is a founder of Halcyon and has served as its Chief Executive Officer, Secretary and a director since its inception in February 2007. From October 1998 to January 2007, Mr. Gilbert was the owner and President of Gilbert Capital Management Corp., an investment advisory firm based in New York. While with Gilbert Capital, Mr. Gilbert also served as the executive producer of several motion pictures. Mr. Gilbert holds a B.B.A. in finance from George Washington University.

Christian Matteis has served as our President and Chief Operating Officer since the Merger. Mr. Matteis has served as Halcyon’s President and Chief Operating Officer since late March 2007. Prior to joining us, Mr. Matteis was employed by Blue Star Jets, LLC, a private jet charter broker, from November 2002 to March 17, 2007.

Jan E. Chason has served as our Chief Financial Officer and Treasurer since the Merger. Mr. Chason has served as Halcyon’s Chief Financial Officer and Treasurer since April 2007. Since February 2006, he is also Ckrush Inc.’s Chief Financial Officer and Executive Vice President. From July 2005 through February 2006, Mr. Chason was the Chief Accounting Officer of Majesco Entertainment Company and served as its Chief Financial Officer from January 2003 though July 2005. Mr. Chason provided Interim Chief Financial Officer services through JEC Consulting Associates from June 2001 through December 2002. From June 1996 through June 2001, he served on the executive team of SFX Broadcasting and SFX Entertainment as the Chief Financial Officer of Triathlon Broadcasting Company, The Marquee Group, Inc. and Artist Group International LLC. He later served as Corporate Vice President - Finance of SFX Entertainment. After the acquisition of SFX Entertainment by Clear Channel Communications Inc., he served as the Chief Financial Officer of Clear Channel Entertainment’s Marketing and Media Divisions. Mr. Chason was a partner at Ernst & Young LLP from October 1982 through September 1994. Mr. Chason is a Certified Public Accountant and has a B.B.A. from City College of New York.

Andrew Drykerman has served as our Executive Vice President since the Merger. Mr. Drykerman has served as Halcyon’s Executive Vice President since April 2007. From January 2005 to March 2007, Mr. Drykerman was the founder and owner of Relaxx Dry Cleaning, a pick-up and drop off dry cleaning service in San Diego. He currently maintains a minority interest in Relaxx Dry Cleaning. Mr. Drykerman purchased a franchise interest in WorldWide Express, a business to business company, in March 2002 and currently maintains a minority interest in that company. From 1999 to February 2002, Mr. Drykerman founded and operated Marathon Cleaning, a commercial and construction cleaning company in the Washington DC metropolitan area. Mr. Drykerman is a graduate of George Washington University.

Mitchell Blatt has served as a member of our board of directors since the Merger. Mr. Blatt has served as a director of Halcyon since April 2007. Mr. Blatt has been president and chief operating officer of Coinmach Holdings, LLC since March 2003, of Coinmach Laundry Corp. since April 1996, and of Coinmach Corp. since November 1995. The Coinmach family of companies is the largest provider of outsourced coin/smart card laundry room services in the United States. He was a director of Coinmach Laundry Corp. and Coinmach Corp. from November 1995 to March 2003. Mr. Blatt was the president and chief operating officer of TCC from January 1995 to November 1995. Mr. Blatt joined TCC as vice president-general manager in 1982 and was its vice president and chief operating officer from 1988 to 1994.

Justin Fries has served as a member of our board of directors since the Merger. Mr. Fries has served as a director of Halcyon since April 2007. Mr. Fries is a principal of Garber Atlas Fries & Associates Inc., a full service insurance agency located in Oceanside, New York, and currently serves as its Vice President. Mr. Fries has been in the insurance business since 1988,. He has served as president of two local insurance trade organizations and is currently on the Board of Directors for several other insurance organizations. Mr. Fries is a graduate of Cornell University. Mr. Fries has obtained both his Certified Insurance Counselor designation as well as the prestigious Chartered Property Casualty Underwriter degree.

Jeffrey A. Getzel has served as a member of our board of directors since the Merger. For the past 18 years, Mr. Getzel has been the Managing Partner of Getzel Schiff & Ross, LLP, an accounting firm. He heads the firm’s Forensic Auditing, Litigation Support and Tax Examination practice unit. He received a Bachelor of Business Administration degree in Accounting from Baruch College and a Masters of Business Administration in Taxation from Hofstra University. Mr. Getzel is a member of the New York State Society of Certified Public Accountants, the American Institute of Certified Public Accountants, the American College of Forensic Examiners and the Institute of Business Appraisers.

Shelton “Spike” Lee has served as a member of our board of directors since the Merger. Mr. Lee has served as a director of Halcyon since April 2007. Mr. Lee is an Academy Award- and Emmy Award- nominated writer-director, actor, producer, author and philanthropist. In addition to his film achievements, Mr. Lee has produced and directed numerous music videos for diverse artists, including Michael Jackson, Bruce Hornsby and Anita Baker. Mr. Lee has also collaborated on television commercial work with Michael Jordan, AT&T, Levi’s Button-fly 501, ESPN, Nike and American Express. Mr. Lee obtained his undergraduate degree from Morehouse College and his Master of Fine Arts in film production from New York University’s Tisch School of Arts.

Shlomo Piontkowski, M.D. has served as a member of our board of directors since the Merger. Dr. Piontkowski has served as a director of Halcyon since April 2007. Prior to retiring in 2006, Dr. Piontkowski was a privately practicing orthopedic surgeon in New York State. From 1998 to 2006, Dr. Piontkowski served as the Medical Director and owner of Patchogue Open MRI. From 1976 to 2006, Dr. Piontkowski served as the Medical Director and owner of Suffolk Sports Medicine and Therapy, a physical therapy and rehabilitation practice. From 1994 to 2000, Dr. Piontkowski served as the Medical Director and owner of Suffolk CAT Scan, a medical CAT scan practice. He also served as Medical Director for Brookhaven Compecare PPO, a New York State workmen’s compensation Preferred Provider Organization, chartered in 1998. Dr. Piontkowski’s professional memberships include the American Medical Association, American Academy of Orthopedic Surgeons, Suffolk County Medical Society, Arthroscopy Association of North America and the International Arthroscopy Association. Dr. Piontkowski received his degree in Medicine from Downstate Medical Center in 1972. He received his Bachelor’s degree in Mathematics and Physics from Hunter College in 1968.

Craig Spitzer has served as a member of our board of directors since the Merger.  Mr. Spitzer has served as a director of Halcyon since March 2007. Since March 2007, Mr. Spitzer has been serving as the Managing Partner for A2C Consulting, an information technology consultant firm based in Pennsylvania. In June 2005, Mr. Spitzer founded and is currently a minority investor in Gateway Architectural Solutions, a building supplies company based in California. In January 2004, he co-founded a real estate development company in Arizona called Warner Spitzer Walsh Development. From December 2002 to January 2004, Mr. Spitzer was not working and was traveling. From March 1994 to November 2002, Mr. Spitzer founded and served as the Chairman and Chief Executive Officer of Alliance Consulting, an information technologies consulting firm based in New York and Massachusetts. Mr. Spitzer has been serving on the Board of Trustees of the Kiski School, a boarding school in Pennsylvania, since June 2005.

There are no family relationships among our directors and executive officers, except that Shlomo Piontkowski, one of our directors, is the father-in-law of Jonathan Gilbert, our Chief Executive Officer and Secretary.

Employment Agreements

Halcyon has entered into an employment agreement with Christian Matteis, to serve as its President and Chief Operating Officer. The initial term of the agreement is three years, with automatic one-year renewals following this three-year period. Pursuant to the agreement, Mr. Matteis is to receive an annual base salary of $500,000, $525,000 and $550,000, respectively, for the first three years, and then an agreed upon salary (of not less than $550,000) for all future years of employment. Under the terms of the agreement, Halcyon has granted to Mr. Matteis 1,000,000 restricted shares of its common stock, which shall vest as follows: 500,000 shares on May 3, 2007, and the balance in quarterly installments of 166,666 shares on July 1, 2007, October 1, 2007 and December 31, 2007. In addition, Mr. Matteis shall receive the same number of common stock purchase options as are granted to the Chief Executive Officer. If Mr. Matteis’ employment is terminated without cause or if he resigns for good reason, Halcyon will be obligated to pay him, as severance, his then current annual base salary and annual bonuses (as such is defined within the agreement) for one year (or for the remainder of the term, if longer than one year), payable in accordance with standard payroll procedures. In addition, Mr. Matteis will continue to be able to exercise his restricted shares and options pursuant to their original terms. Under the agreement, if Mr. Matteis is terminated with cause or if he voluntarily resigns (other than for good reason), he is prohibited from competing with Halcyon during the initial three-year term of employment and for one year after the termination of his employment (should this be greater than the initial three-year term). The agreement also provides that Halcyon will indemnify Mr. Matteis for various liabilities, including without limitation by reason of the fact that he allegedly is in violation of an agreement with his former employer, Blue Star, by virtue of his employment with Halcyon.

Halcyon has entered into an employment agreement with Jonathan Gilbert, to serve as its Chief Executive Officer. The initial term of the agreement is three years, with automatic one-year renewals following this three-year period. Pursuant to the agreement, Mr. Gilbert is to receive an annual base salary of $235,000, $246,750 and $259,000, respectively, for the first three years, and then an agreed upon salary (of not less than $259,000) for all future years of employment. In addition, Mr. Gilbert is eligible to receive a number of common stock purchase options as determined by the board of directors. If Mr. Gilbert’s employment is terminated without cause or if he resigns for good reason, Halcyon will be obligated to pay him, as severance, his then current annual base salary and annual bonuses (as such is defined within the agreement) for one year (or for the remainder of the term, if longer than one year), payable in accordance with standard payroll procedures. In addition, Mr. Gilbert will continue to be able to exercise his restricted shares and options pursuant to their original terms. Under the agreement, if Mr. Gilbert is terminated with cause or if he voluntarily resigns (other than for good reason), he is prohibited from competing with Halcyon during the initial three-year term of employment and for one year after the termination of his employment (should this be greater than the initial three-year term).

Upon consummation of the Merger, we assumed the obligations under these employment agreements.

Stock Incentive Plan

We have adopted a Stock Incentive Plan that provides for the grant of up to 5,000,000 shares of common stock and/or options to purchase common stock to directors, employees and consultants. Immediately following the Merger, we granted options to purchase an aggregate of 1,600,000, 415,000 and 2,985,000 shares of our common stock to our directors, employees and consultants, respectively.

Director Compensation

Halcyon did not have compensation arrangements in place for members of their Board of Directors.

Prior to the Merger, we did not compensate our directors for acting as such. Immediately following the Merger, we granted the following number of options to our non-employee directors, pursuant to the Stock Incentive Plan:

Name	Number of Underlying Shares
Mitchell Blatt	575,000
Shelton Lee	575,000
Jeffrey A. Getzel	300,000
Justin Fries	50,000
Shlomo Piontkowski	50,000
Craig Spitzer	50,000

In addition, in the future we may determine to compensate our directors with cash and/or additional equity. We currently reimburse our directors for reasonable expenses incurred in connection with their services as directors.

Directors’ and Officers’ Liability Insurance

We currently have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer, but have not done so to date due to our relatively small size.

Board Committees

The board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange. Currently, Mr. Getzel qualifies as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC.

Certain Relationships and Related Transactions

Since April 2007, Philabele Consulting Corp. and Airstream Holdings, LLC, each of which beneficially own approximately 13.1% of our outstanding common stock, have provided consulting services to Halcyon. Halcyon pays Philabele and Airstream a semi-monthly fee of $10,416.67 and $11,041.67, respectively. There is no written agreement memorializing this arrangement.

On March 26, 2007, Garber Atlas Fries and Associates, Inc. an entity of which Justin Fries, a director of Halcyon, is a principal, purchased 10,000 shares of Halcyon common stock for an aggregate purchase price of $5,000. In addition, such entity acts as the insurance broker for Halcyon and has gotten paid standard commissions in connection therewith.

Through August 22, 2007, Halcyon paid $62,710 to Trisoft Media LLC, a subsidiary of Ckrush, Inc., for the development of a website, hosting and graphic design services. Jan Chason, our CFO, is also the CFO of Ckrush, and Philabele Consulting Corp., a significant stockholder and consultant of ours, is also a financial consultant to Ckrush.

Item 3.02            Unregistered Sales of Equity Securities

Sales by Holdings

In August 2006, we sold 860,000 shares of our common stock in a private placement to 39 individuals, for aggregate gross proceeds of $860. The price per share was determined by our board of directors so as to be equal to the par value per share ($.001). The securities sold in the offering were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

As of August 22, 2007, we accepted subscriptions for a total of 49.9 Units in the Private Placement, consisting of an aggregate of 4,990,000 shares of the our common stock, par value $0.001 per share, and three-year Warrants to purchase an aggregate of 2,495,000 shares of common stock at an exercise price of $1.00 per share for a purchase price of $100,000 per Unit pursuant to the terms of a Confidential Private Offering Memorandum, dated June 4, 2007, as supplemented. We received gross proceeds from such closing of the Private Placement, including conversion of the Bridge Loans, of $4,990,000.

The Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Net proceeds received from the Private Placement are expected to be used to repay outstanding indebtedness, for an investor relations program and for working capital and other general corporate purposes.

We agreed to pay the following placement agent fees to Meyers and Associates, Manhattan Global Asset Corp. and Derek Alexander and Company (collectively, the “Placement Agents”) in connection with the Private Placement: (A) Meyers and Associates (i) a cash fee of $170,000 (equal to 10% of the aggregate purchase price of units sold to investors in the Private Placement through such Placement Agent), and (ii) three-year warrants to purchase 170,000 shares of our common stock (equal to 10% of the common stock on which the cash fee is payable under clause (i) above), at an exercise price of $1.00 per share; (B) Manhattan Global Asset Corp. a cash fee of $2,500 (equal to 10% of the aggregate purchase price of units sold to investors in the Private Placement through such Placement Agent); and (C) Derek Alexander and Company a cash fee of $82,000 (equal to 10% of the aggregate purchase price of units sold to investors in the Private Placement through such Placement Agent).

Sales by Halcyon

On March 21, 2007, March 26, 2007 and April 5, 2007, Halcyon sold shares of its common stock in a series of private placements to 25 individuals, for aggregate gross proceeds of $255,000, $175,000 and $80,000, respectively. The purchase price was $.50 per share. The offering was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the offering were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Description of Capital Stock

Authorized Capital Stock

We have authorized 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.

Capital Stock Issued and Outstanding

After giving effect to the issuance of 49.9 units in the Private Placement, the Split-Off, the grant of options under our Stock Incentive Plan, and the Warrants issued in connection with the Private Placement, our issued and outstanding securities, on a fully diluted basis, is as follows:

•	25,535,000 shares of common stock;

•	No shares of preferred stock;

•	Options to purchase an aggregate of 5,000,000 shares of common stock granted under our Stock Incentive Plan with an exercise price of $1.00 per share; and

•
Warrants to purchase 2,665,000 shares of common stock, of which (i) warrants to purchase 2,495,000 shares of common stock were issued to investors in the Private Placement at an exercise price of $1.00 per share and (ii) warrants to purchase 170,000 shares of common stock were issued to a Placement Agent in connection with the Private Placement at an exercise price of $1.00 per share.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options

Immediately following the consummation of the Merger, we issued options to purchase an aggregate of 5,000,000 shares of our common stock, with an exercise price of $1.00 per share, pursuant to our Stock Incentive Plan.

Warrants

In connection with the Private Placement, we issued Warrants to purchase 2,495,000 shares of common stock to investors and 170,000 shares of common stock to a Placement Agent. Each Warrant entitles the holder to purchase, subject to our right of redemption as described below, shares of common stock at an exercise price of $1.00 per share and will expire three years from the date of issuance. Prior to exercise, the Warrants do not confer upon holders any voting or any other rights as a stockholder.

The Warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. The Warrants contain a provision for “cashless exercise” immediately upon issuance.

The Company may redeem all, but not less than all, of the unexercised Warrants included within the units sold in the Private Placement, for $0.001 per share of common stock underlying the Warrants, upon 10 days prior written notice (the “Redemption Period”) to the holders; provided that (i) the closing sale price of our common stock on the principal trading market where the common stock is approved for quotation or principal national securities exchange where the common stock is listed exceeds $1.75 per share for 10 consecutive trading days and (ii) there is an effective registration statement covering the resale of the shares of common stock underlying the Warrants for the entire Redemption Period. The holders may exercise the Warrants during the Redemption Period. Upon redemption of the Warrants, the holders will have no further rights with respect to the unexercised Warrants, except the right to receive the redemption price.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

Registration Rights

In connection with a series of private placements for an aggregate of 1,020,000 shares of Halcyon common stock, Halcyon provided “piggy-back” registration rights to the private investors. These registration rights were assumed by us upon closing of the Merger. If we register shares of our common stock on a registration statement form that can be used to register the private investors’ shares for resale, then the private investors will have the right to have their shares included in such registration statement.

Lock-up Agreements

All shares of our common stock issued in exchange for founders shares of Halcyon in the Merger, are subject to lock-up agreements. These lock-up agreements provide that such persons may not sell or transfer any of their shares for a period of 18 months following the Merger without the consent of the Placement Agents, with certain exceptions, including but not limited to (i) contributions made to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code or (ii) in privately negotiated transaction to persons who agree, in writing, to be bound to the terms of the lock-up agreements.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of ours existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of our By-Laws are intended to strengthen the Board’s position in the event of a hostile takeover attempt. These provisions have the following effects:

•
they provide that only business brought before an annual meeting by the Board or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol GNLF.OB, but is not trading. We have notified the OTC bulletin board of our name change and will obtain a new symbol. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or The Nasdaq Stock Market, although we cannot be certain that any of these applications will be approved.

Transfer Agent

The transfer agent for our common stock is Action Stock Transfer Company, 7069 S. Highland Drive, Suite 30, Salt Lake City, Utah 84121. We will serve as warrant agent for the outstanding warrants.

Item 4.01    Changes in Registrant’s Certifying Accountant

On August 17, 2007, we dismissed Li & Company, PC (“LiCo”) as our independent accountants. LiCo had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of LiCo is that, following the consummation of the Merger on August 17, 2007, (i) the former stockholders of Halcyon owned a significant amount of the outstanding shares of our common stock and (ii) our primary business became the business previously conducted by Halcyon. The independent registered public accountant of Halcyon was the firm of Rosenberg Rich Baker Berman & Company (“RRBB”). We believe that it is in our best interest to have RRBB continue to work with our business, and we therefore retained RRBB as our new principal independent registered accounting firm, effective as of August 17, 2007. RRBB is located at 380 Foothill Road, Bridgewater, NJ 08807. The decision to change accountants was approved by our board of directors on August 17, 2007.

The report of LiCo on our financial statements for the period from September 7, 2005 (inception) through our fiscal year ended June 30, 2007 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

From our inception through August 17, 2007, there were no disagreements with LiCo on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of LiCo, would have caused it to make reference to the matter in connection with its reports.

From our inception through August 17, 2007, we did not consult RRBB regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

We have made the contents of this Current Report on Form 8-K available to LiCo and requested it to furnish us a letter addressed to the SEC as to whether LiCo agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of LiCo’s letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01    Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
  Arrangements of Certain Officers

Holdings’ sole officer and director resigned as of August 17, 2007, effective upon the closing of the Merger. Pursuant to the terms of the Merger Agreement, our new directors and officers are as set forth therein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 17, 2007, our board of directors approved an amendment to our certificate of incorporation, recommending a change of our name from Greenleaf Forest Products, Inc. to “Halcyon Jets Holdings, Inc.” On August 17, 2007, stockholders representing the requisite number of votes necessary to approve an amendment to the certificate of incorporation took action via written consent, approving the corporate name change. On August 17, 2007, we filed the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware.

On August 17, 2007, our board of directors approved a change in our fiscal year from a fiscal year ending June 30 to a fiscal year ending on January 31. The change in our fiscal year will take effect on August 17, 2007 and, therefore, there will be no transition period in connection with this change of fiscal year-end. Our 2007 fiscal year will end on January 31, 2008.

Item 5.06    Change in Shell Company Status

Following the consummation of the Merger described in Item 2.01 of this Current Report on Form 8-K, we believe that we are not a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), audited financial statements for the period from inception (February 1, 2007) through April 30, 2007 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of August 17, 2007, by and among Greenleaf Forest Products, Inc., Halcyon, Inc., and Halcyon Jets Acquisition Corp.

2.2	Certificate of Merger, dated August 17, 2007, between Halcyon, Inc. and Halcyon Jets Acquisition Corp.

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 15, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed August 15, 2007)

3.3	Certificate of Amendment to Certificate of Incorporation, dated August 17, 2007

10.1	Form of Subscription Agreement

10.2	Form of Warrant

10.3	Form of Lockup Agreement

10.4	Form of Directors and Officers Indemnification Agreement

10.5	2007 Equity Incentive Plan

10.6	Form of 2007 Incentive Stock Option Agreement

10.7	Form of 2007 Non-Qualified Stock Option Agreement

10.8	Employment Agreement, dated March 23, 2007, between Halcyon, Inc. and Christian Matteis

10.9	Employment Agreement, dated April 1, 2007, between Halcyon, Inc. and Jonathan Gilbert

10.10	Resignation letter from Michelle Maresova, dated August 17, 2007

10.11	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated August 17, 2007, between Greenleaf Forest Products, Inc. and SplitCo

10.12	Stock Purchase Agreement, dated August 17, 2007, Greenleaf Forest Products, Inc., Halcyon and Michelle Maresova

16.1	Letter from Li & Company, PC, dated August 23, 2007

99.1	Halcyon Jets, Inc. financial statements for the period from inception (February 1, 2007) through April 30, 2007

99.2	Pro forma unaudited consolidated financial statements as of April 30, 2007 and for the three months ended April 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 23, 2007

Halcyon Jets Holdings, Inc.

By:	/s/ Jonathan Gilbert
Jonathan Gilbert
Chief Executive Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement of Merger and Plan of Reorganization, dated as of August 17, 2007, by and among Greenleaf Forest Products, Inc., Halcyon, Inc., and Halcyon Jets Acquisition Corp.

2.2	Certificate of Merger, dated August 17, 2007, between Halcyon, Inc. and Halcyon Jets Acquisition Corp.

3.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 15, 2007)

3.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed August 15, 2007)

3.3	Certificate of Amendment to Certificate of Incorporation, dated August 17, 2007

10.1	Form of Subscription Agreement

10.2	Form of Warrant

10.3	Form of Lockup Agreement

10.4	Form of Directors and Officers Indemnification Agreement

10.5	2007 Equity Incentive Plan

10.6	Form of 2007 Incentive Stock Option Agreement

10.7	Form of 2007 Non-Qualified Stock Option Agreement

10.8	Employment Agreement, dated March 23, 2007, between Halcyon, Inc. and Christian Matteis

10.9	Employment Agreement, dated April 1, 2007, between Halcyon, Inc. and Jonathan Gilbert

10.10	Resignation letter from Michelle Maresova, dated August 17, 2007

10.11	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated August 17, 2007, between Greenleaf Forest Products, Inc. and SplitCo

10.12	Stock Purchase Agreement, dated August 17, 2007, Greenleaf Forest Products, Inc., Halcyon and Michelle Maresova

16.1	Letter from Li & Company, PC, dated August 23, 2007

99.1	Halcyon Jets, Inc. financial statements for the period from inception (February 1, 2007) through April 30, 2007

99.2	Pro forma unaudited consolidated financial statements as of April 30, 2007 and for the three months ended April 30, 2007